Exhibit 99.2

Zafgen, Inc.

Q3 2014 Conference Call Script

November 11, 2014

Conference Call Leader Dial in: (844) 899-8011

Participant Toll Free Dial in:

Participants:

Brian Ritchie, FTI Consulting

Tom Hughes, CEO

Dennis Kim, CMO

Patty Allen, CFO

Operator

Good afternoon, ladies and gentleman, and welcome to Zafgen’s third quarter 2014 financial results call. Please note that this call is being recorded. At this time, I would like to turn the call over to Brian Ritchie of FTI Consulting for introductions and opening remarks.

Brian Ritchie, Senior Director, FTI Consulting

Welcome and thank you for joining us for Zafgen’s third quarter financial results conference call. Today, you’ll hear from Dr. Tom Hughes, Chief Executive Officer, who will give an overview of the Company’s recent achievements; Dr. Dennis Kim, Chief Medical Officer, who will provide a clinical update; and Patty Allen, Chief Financial Officer, who will discuss Zafgen’s financial results. After their formal remarks, management, including Patrick Loustau, President, and Alicia Secor, Chief Commercial Officer, will be available to take your questions.

Before we begin, I’d like to remind you that the estimates and other forward-looking statements included in this call represent the Company’s view as of today, November 11, 2014. Zafgen disclaims any obligation to update these statements to reflect future events or circumstances. Please refer to today’s earnings release as well as Zafgen filings with the SEC for information concerning factors that could cause actual results to differ materially from those expressed or implied by such statements.

Please also note that this call is being simultaneously webcast online.

I will now turn the call over to Dr. Tom Hughes. Tom.

Dr. Tom Hughes, CEO

Thanks, Brian. Good afternoon, and welcome to our third quarter 2014 earnings conference call on this Veteran’s Day.

We achieved two significant clinical milestones with our lead product candidate, beloranib, recently, including the initiation of our bestPWS Phase 3 trial in Prader Willi syndrome, or PWS. This is an important accomplishment for our company, and signifies our readiness to advance beloranib toward registration if the results of our Phase 3 trials support doing so.

PWS is a rare, complex metabolic syndrome characterized by hyperphagia, or insatiable hunger, and obesity that results from impaired functioning of the hypothalamus. We are especially excited about our progress here. By initiating this trial, we’ve taken a significant step toward meeting the desperate need for an effective treatment option for patients and families living with this devastating disease. The trial, which will test the efficacy and safety of our lead product candidate, is called, “bestPWS”, or Beloranib Efficacy Safety and Tolerability in PWS.

We also recently completed enrollment of our Phase 2a trial for beloranib in hypothalamic injury-associated obesity, or HIAO. Similar to PWS, no highly effective marketed treatments are available for the management of obesity in HIAO patients. We are eager to continue moving forward with this trial to determine if beloranib has the potential to be a significant new treatment for this rare and life altering form of obesity.

These two important clinical achievements position us well for the data rich year we are anticipating in 2015. We expect data in 2015 from our Phase 3 bestPWS and our Phase 2a study ZAF-221 in HIAO, as well as from ZAF-203, our Phase 2b study of beloranib in patients in the general population with severe obesity and type 2 diabetes. Our CMO, Dr. Dennis Kim, will discuss all of this in greater detail shortly.

Before I discuss some of the quarter’s other highlights, I’d like to talk a little bit more about beloranib, and why we’re so excited about its potential. Beloranib is a highly potent inhibitor of methionine aminopeptidase 2, or MetAP2, an enzyme that modulates the activity of key cellular processes that control metabolism. MetAP2 inhibitors reduce the production of new fatty acid molecules by the liver and help convert stored fat into useful energy while reducing hunger. The mechanism of action for beloranib, being effective in peripheral tissues of the body, is expected to function similarly across the indications we are currently evaluating. These include PWS, HIAO and severe obesity in the general population.

This is an important point because as we continue to see the signals of activity that we’ve previously seen with beloranib in an indication such as PWS, it gives us confidence in the drug’s potential in other obesity-related conditions, like HIAO

As a reminder, the therapeutic validity of beloranib has unfolded over the course of five clinical trials studying approximately 200 patients exposed to the drug. In these trials, beloranib has shown impressive weight loss, often up to a kilogram per week, with a wide range of improvements in cardiometabolic risk factors. The results from these trials have guided us toward attractive market opportunities for beloranib in obesity-related orphan indications and severe obesity in the general population.

Our work was recently highlighted at ObesityWeek 2014, which took place last week, here in Boston. On the first day of the conference, I gave an oral presentation at the pre-conference pharma update session on emerging obesity therapeutics, outlining our experience with beloranib and our pipeline of MetAP2 inhibitors.

On the following day, Dennis Kim participated in a panel on PWS that discussed clinical trial approaches to understanding and demonstrating treatment effects in hyperphagia and obesity. Hyperphagia is the increase in appetite associated with hypothalamic dysfunction, which occurs in PWS patients and certain HIAO patients. The underlying cause of hyperphagia, hypothalamic dysfunction, is one of the key areas in which we are studying beloranib.

We also had two posters at Obesity Week. One described the results of our Phase 2a proof of concept study, ZAF-211, of beloranib in PWS. This first poster was presented by the study’s principal investigator, Dr. Jennifer Miller, who is a Pediatric Endocrinologist and Associate Professor of Medicine at University of Florida Health.

Our second poster was presented by Dr. Jolene Zhang from Louisiana State University, who presented results of studies in an animal model of HIAO showing that a close analog of beloranib effectively reduced food intake and body weight in obese animals with damage to their hypothalamus.

We have participated in ObesityWeek for several years now, and as always, we value the opportunity to meet with patients, physicians, companies and industry organizations from around the world that also recognize the need for further advancements in both the understanding and clinical management of obesity as a disease. Last week was a great success for us and we look forward to being a part of this event again next year and in the years to come.

It is events like this, as well as the stories we hear about the patients and families participating in our clinical trials, that serve as terrific reminders of why we do what we do every day here at Zafgen. For instance, in our Phase 3 bestPWS trial that is currently enrolling patients, we have heard of one patient’s family literally moving to a new house in a different state to be closer to a clinical trial site, and another patient’s family is driving eight hours each way to and from one of our trial centers just to participate in the study. We are so grateful for the commitment of all of our patients’ families, who serve as the inspiration for our mission, which is to bring life-changing treatment options to patients affected by obesity.

Before I turn the call over to Dennis for a detailed clinical update, I’d like to share a few additional highlights from the third quarter, and some of our most recent activities. We are continuing to grow our company, and in the third quarter, we strengthened our Board with the return of Fran Heller as an independent director. Fran brings a wealth of business development experience in the pharmaceutical industry, as well as a deep working knowledge of Zafgen’s programs from her prior work on our Board. We are excited to work with her again, and to leverage her strategic and business development capabilities.

As we continue to build a best-in-class company, we are attracting high caliber candidates and have grown to ~20 employees, and recently made several key appointments. These include heads of Biology, Pharmacology & Toxicology, Drug Substance Manufacturing , IT, and Quality. We’ve also grown our Clinical functions to support our clinical trial program.

Now, I’d like to turn the call over to our CMO, Dr. Dennis Kim, for more details on our clinical development program. Dennis?

Dr. Dennis Kim, CMO

Thanks, Tom.

As Tom noted earlier, we’ve made significant clinical progress with beloranib recently.

Specifically, we completed enrollment and dosing for the randomized portion of ZAF-221, a double-blind, placebo controlled Phase 2a trial of twice weekly subcutaneous injections of 1.8mg beloranib in 14 adult patients with HIAO. The study aims to evaluate efficacy and safety over 4 weeks of treatment, followed by an optional 4-week open-label extension.

As a reminder, the primary outcome measure is change in body weight from baseline to the end of the randomized dosing period of 4 weeks. Secondary outcomes include changes in the patient’s lipid profile, hs-CRP (a marker of systemic inflammation), sense of hunger, and quality of life. Patients participating in ZAF-221 are enrolled at 4 trial centers – 2 in the U.S. and 2 in Australia. We remain on track to complete this study before the end of 2014, and continue to expect to see top-line data from the randomized portion of the trial by very early 2015.

Moving on to our PWS Phase 3 trial, or bestPWS, we were excited to announce that we initiated this trial within the expected timeline in Q3. Recruitment has gone well so far and the interest to volunteer for the trial from the PWS community, thus far, has been greater than expected. In order to generate more robust data, and to better meet patient demand for study participation, we intend to increase the size of the trial to approximately 100 patients, from the originally planned 84 patients.

As a reminder, bestPWS is a double-blind, placebo controlled, US Phase 3 trial of twice weekly subcutaneous injections of beloranib at doses of 1.8 mg and 2.4 mg in obese adolescent patients above age 12 and adult patients with PWS to evaluate efficacy and safety over 6 and 12 months.

Primary outcome measures of bestPWS include change in hyperphagia-related behavior and change in total body fat mass. Secondary outcomes include changes in lipid profiles, total body mass, body weight, and the impact of the disease on the patient’s and the family’s quality of life. We are targeting enrollment at approximately 14 sites in the U.S., 7 of which are already up and running. We are optimistic that we will meet our enrollment timeline goal of enrolling all patients within a 6 month period. We therefore continue to expect 6 month primary efficacy and safety data from this study by the end of 2015.

Turning to our program for beloranib in patients in the general population with severe obesity and type 2 diabetes, we remain on track to initiate ZAF-203, a Phase 2b efficacy and safety trial in these patients, later this year. As a reminder, the study will aim to demonstrate weight loss over a 6-12 month period and improvements in glycemic control of men and women with BMIs between 30 to 60 kg/m2. We are currently looking to enroll approximately 100 to 150 patients into this study across about 15 sites, and we anticipate initial 6-month interim results in the fourth quarter of 2015. We will provide more information on this trial after the trial is initiated.

Finally, we are continuing to develop ZGN-839, an orally active novel MetAP2 inhibitor, which has shown early promise in animal models of NASH and type 2 diabetes. We continue to expect to file an IND for ZGN-839 in the first half of 2015 to establish clinical proof of concept, safety and tolerability of the drug, and remain excited by the prospect of moving this program forward.

With that, I’ll turn the call over to Patty, who will take you through our financial results for the third quarter.

Patty Allen, CFO

Thanks, Dennis and good afternoon everyone.

As Tom mentioned at the top of the call, this has been an important quarter for us, both in terms of progress with our beloranib clinical program, and our overall growth as a recently public company.

To date we have not yet generated any revenue. For the third quarter of 2014, we reported a net loss of $14.7 million, or $0.65 per share, compared to a $3.5 million net loss, or $4.88 per share, for the quarter ended September 30, 2013. The weighted shares outstanding used to compute net loss per share were 22.7 million shares for the third quarter of 2014, compared to 729 thousand shares in the third quarter of 2013 which was prior to our IPO. Our operating losses were primarily driven by research and development costs associated with our beloranib development program, as well as beloranib-related milestone payments, which I will discuss in a bit more detail shortly. We had 22.7M shares outstanding as of September 30, 2014.

Moving to Research and Development expenses - for the three months ended September 30, 2014, R&D expenses increased to $12.1 million, compared to $2.4 million in the three months ended September 30, 2013. The increase was primarily due to increased costs of $2.1 million associated with the advancement of our beloranib program and $6.7 million in one-time expenses related to milestone payments owed primarily to CKD Pharma, from whom we license beloranib. These milestone payments were triggered by the initiation of the bestPWS Phase 3 clinical trial. Please note, however, from a cash perspective, these expenses were unpaid as of quarter end, and will be paid in Q4.

Moving on to General and Administrative expenses – as we expected and previously communicated, G&A expenses for the third quarter of 2014 increased to $2.3 million, compared to $1.1 million in the third quarter in 2013, primarily due to increased personnel- related costs of $700 thousand for positions added to support our growth as a publically traded company. We also saw increased public company costs, professional fees, travel and other related costs of $500 thousand period over period.

With respect to our cash position – as of September 30, 2014, we had cash and cash equivalents totaling $127 million. We expect that this cash balance will allow us to continue to grow our business and fund our operations for approximately the next 24 months. As a reminder, this cash on hand will also enable us to obtain data in 2015 from our three clinical trials – the ZAF-221 trial in HIAO, 6 month results from the bestPWS Phase 3 trial and the interim data from the ZAF-203 Phase 2b trial in severe obesity in the general population.

As a result of increased clarity related to the timing of certain pre-clinical and clinical expenses, I am pleased to report that we now expect to end 2014 with greater than $100 million in cash and cash equivalents, as compared to the Company’s previous estimate of greater than $95 million.

With that, I will turn the call back to the operator for questions. Operator?

[Q+A session]

We will now open the call for questions.

[Post-Q+A session]

Operator

I’d now like to turn the call back to Dr. Hughes for closing remarks.

Dr. Tom Hughes, CEO

I’d like to thank everyone again for joining our third quarter conference call. As we said during our first call in August, this has been a truly exceptional year for us already and we are very excited about our future. As we look beyond the end of this year and on to 2015, we look forward to sharing new data from our three beloranib clinical trials. We remain committed to significantly improving the health and well-being of patients affected by obesity, and look forward to updating you on our further progress on our next call.

Enjoy the rest of your day.